EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IIM Global Corporation

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment No. 2 of our report dated April 14, 2014 relating to our audit of the consolidated balance sheets of IIM Global Corporation (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years ended December 31, 2013 and 2012. Our report dated April 14, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

September 15, 2014